Exhibit 10.35

Cortland Savings and Banking Company

Amended Annual Incentive Plan for Executive Officers

The Cortland Savings and Banking Company Amended Annual Incentive Plan for Executive Officers (the “Plan”) is designed to provide short-term cash incentives to eligible executive officers of The Cortland Savings and Banking Company (the “Bank”) and any subsidiary in order to:

●	Attract and retain executive officers
●	Motivate executive officers to achieve Bank objectives
●	Reward executives for achieving performance targets
●	Align executive incentives with shareholder interests
●	Provide incentive awards consistent with peers based on performance
●	Limit risks to shareholder value
●	Comply with regulatory guidelines related to executive compensation and incentive awards
●	Enhance shareholder value

Plan Administration

The Plan will be administered by the Directors Compensation Committee (the “Committee”), including the setting of performance goals, establishing the cash awards that may be awarded and determining the degree to which performance goals have been achieved, as provided herein. The Committee will establish the baseline for incentive awards, such as Minimal Acceptable Return to Shareholders (MARS) and related criteria, as well as the incentive percentage for each participant, the performance criteria and weighting of same and will review the impact of the plan on financial results to ensure objectives are being met. The Committee retains discretion to pay incentives if the baseline for incentive awards is not met.

Eligibility

In the sole discretion of the Committee, an incentive may be paid to members of Executive Management when the Bank has met certain performance criteria established by the Committee and when each individual member has met individual performance criteria established by the Committee, all as provided by the Plan. The criteria for the current Plan Year (as defined below) are attached within Exhibit A. Cash awards earned under the Plan will be based upon a percentage of the participants’ base earnings (i.e. average base salary as of January 1 through December 31 of the Plan Year) in a given Plan Year (as defined below), and will range from 0% (for below threshold performance) to 40% (for superior performance), all as determined by the Committee. Base earnings do not include referral fees and any other compensation. Awards earned and payable, as determined by the Committee, will be paid, in the discretion of the Committee, during the final quarter of a Plan Year or within two and a half months following the end of a Plan Year (i.e., March 15). The Committee will determine which Executive Management positions may participate, while other named executive officers will be recommended by the Bank’s Chief Executive Officer and approved by the Committee. To receive awards under the Plan, a participant must be an active employee of the Bank on the date of payment, with certain exceptions for death, disability and retirement. The Plan is effective September 15, 2020, and performance years under the Plan run from January 1 through December 31 of each applicable year (each a “Plan Year”).

Target Incentive Opportunity

Each participant is assigned a target incentive amount (“Target Incentive”), expressed as a percentage of annual earned base compensation for the Plan Year. Up to 50% of such Target Incentive will be based on the specific financial performance criteria briefly described above and as established by the Committee on an annual basis (the “Specific Financial Performance Criteria”), and up to 50% of such Target Incentive will be based on the Committee's subjective evaluation of the participant’s performance in managing earnings, capital, liquidity, interest rate sensitivity and increased risks presented by economic and other factors. The Specific Financial Performance Criteria and the specific goals to be achieved may change from one Plan Year to the next, and likewise may be different for one employee category or tier from the performance criteria and goals applicable to another category or tier, and may be different for one employee within a particular category or tier from the performance criteria and goals applicable to another employee within that same category or tier.

The Specific Financial Performance Criteria and goals may take into account factors such as total revenue, revenue growth, net income, earnings, earnings growth, earnings per share, cash flow, efficiency ratio, total deposits, deposit growth, fee income, non-interest income, total loans, loan growth, net interest margin, asset quality loan charge offs, nonperforming assets-to-assets ratio, classified asset coverage ratio, return on assets, return on equity, customer satisfaction, peer data, market data, management input, and other factors. These criteria may differ somewhat from participant to participant, but are important factors intended to focus the participant’s efforts and represent areas within the participant’s control.

The Committee has the discretion to adjust the methodology for calculating the Target Incentive to account for extraordinary or unforeseen occurrences which may affect the determination of whether the Target Incentive was achieved. The Committee will have the sole authority and discretion to evaluate all aspects of the Bank’s incentive compensation awards and to determine performance and the total amount of compensation available to members of Executive Management in the aggregate. The Committee has the authority but not the obligation to exclude any extraordinary accounting items, including but not limited to changes in generally accepted accounting procedures, extraordinary non-recurring items, sales of major assets or regulatory changes.